EXHIBIT 4.3

STOCK OPTION

THIS AGREEMENT made as of the Ï day of Ï, 200Ï.

BETWEEN

FRONTEER DEVELOPMENT GROUP INC.
(hereinafter referred to as the “Corporation”)

OF THE FIRST PART;

-and-

<>
(hereinafter referred to as the “Optionee”)

OF THE SECOND PART.

     WHEREAS the Optionee is a key and valuable director of the Corporation;

     NOW THEREFORE THIS AGREEMENT WITNESSETH that for and in consideration of the mutual covenants and agreements herein contained and other lawful and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.

The Corporation hereby grants to the Optionee an irrevocable option to purchase <>common shares (the said shares being hereinafter called the “Optioned Shares”) at the price of $<> per Optioned Share exercisable until 5:00 p.m., on [date].

2.	The Optioned Shares shall vest as follows: [NTD: Vesting provisions to be added as applicable]

3.	All matters relating to the Optioned Shares shall be otherwise governed by the Corporation’s existing Stock Option Plan which received shareholder approval on May 2, 2007.

4.	This agreement may be signed in counterparts, each of which so executed shall be deemed to be an original document and such counterparts, taken together, shall constitute one and the same document.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

SIGNED, SEALED & DELIVERED
               In the presence of:

_______________________________________
[Name]
FRONTEER DEVELOPMENT GROUP INC.

By: ___________________________